Consent of Independent Registered Public Accounting Firm
The Members
GGP/Homart II L.L.C.:
We consent to the use of our report dated February 28, 2013, with respect to the consolidated statements of GGP/Homart II L.L.C. operations and comprehensive income, changes in capital, and cash flows for the year ended December 31, 2012, not included herein, which report appears in the December 31, 2014 annual report on Form 10-K of General Growth Properties, Inc. incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
June 30, 2015